EXHIBIT 99.1
Nabors 1Q 2011 EPS Equals $0.29 after $0.06 of Weather and Period Cost
HAMILTON, Bermuda, April 26, 2011 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2011. Adjusted income derived from operating activities was $191 million, compared to $142 million in the first quarter of 2010 and $222 million in the quarter ended December 31, 2010. Net income from continuing operations was $84.3 million, or $0.29 per diluted share, compared to $43.5 million or $0.16 per diluted share in the first quarter of last year and $50.2 million or $0.17 per diluted share in the fourth quarter of 2010. Operating Revenues and Earnings from unconsolidated affiliates for this quarter totaled $1.4 billion compared to $899.0 million in the comparable quarter of the prior year and $1.3 billion in the fourth quarter of 2010. Income from continuing operations reflects an effective tax rate of 31%, significantly higher than the 24% rate in the Company’s combined continuing and discontinued operations.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Our first quarter operating results obscure the fact that virtually all of our businesses are experiencing significantly improving outlooks that will be more fully reflected in our results during the second half of the year. The first half will be negatively affected by the previously disclosed $90 million decrease in International income from the repricing of three jackups and scheduled downtime for multiple rigs. First quarter results reflect a portion of that element, along with another $24 million ($0.06 per share) in unusual costs and lost income, comprised of cost increases and weather-related delays in our Pressure Pumping and US Well-servicing businesses, top drive delivery deferrals due to supply chain interruptions in Canrig, and some interruptions in three international venues. We expect those costs to be confined to the first quarter and to recover approximately one-third of this amount over the balance of the year. Our second quarter will again reflect the aforementioned International items and will also be subject to the customary seasonal loss in Canada. Nonetheless, all indications point to a second half characterized by significantly improving results across all of our units other than US Offshore and Alaska, and improving visibility indicates a resumption of growth in these two units longer-term.
“An early indicator of this uptrend is the strong first quarter performance posted by our Canadian operation whose $39 million in operating income more than doubled the $16.6 million it posted in the fourth quarter. Activity was seasonally strong, with an average of 50 rigs operating for the quarter, and margins approximated the all-time high for this unit at $12,000 per rig day. As is the case in the US Lower 48, results have benefitted from a continuing shift from dry gas to oil and liquids-rich wells. This unit is completing two new well service rigs for use in the tar sands and has two more rigs in production. While we will likely see a seasonal loss in the second quarter, the balance of the year appears to be quite strong with 45 rigs already committed to work following the spring thaw.
“Results in our US Lower 48 land drilling operations were down slightly at $80 million as a $500 per day increase in average daily rig margins was more than offset by the absence of the favorable adjustment to worker’s compensation accruals that once again benefited the fourth quarter, coupled with early year payroll taxes, and higher SG&A expenses, all of which are unique to the first quarter. Rig activity for the quarter averaged 187.9 rigs operating with average margins of $9,394 per rig day. We expect both our rig count and average margins to increase meaningfully throughout the balance of the year, evidenced by today’s rig count of 196. During the quarter this unit was awarded four additional term contracts for new rigs, two for the Bakken and two to be deployed into the Rocky Mountain region. This gives this unit a total of 132 new build rig contracts with 33 of these secured in the last four quarters, including three economically equivalent SCR upgrades.

“As expected, our International income was down at $35.5 million as two high-margin jackups were demobilized to a Dubai shipyard in early February for regulatory inspections and upgrades pending contract renewals secured at the end of March. Two more jackups will also be idled for inspections, one of which will also be upgraded pending its expected contract renewal at the end of June. These inspections, the shutdown of six land rigs in preparation for long-term gas drilling contracts, and lower rates for the three renewing jackups are the primary components of the aforementioned $90 million in lost income. Additional negative impacts arose from three other rig shutdowns for long-term contract modifications and the interruption of rig operations due to civil unrest in Yemen and a labor strike in Oman. A customer-mandated special bonus payment to local workers in Saudi Arabia also impacted results, but should ultimately be recovered. We anticipate a healthy increase in second half income as these rigs return to work and another 17 incremental rigs commence operations. Among these are seven rigs that should commence operations in Iraq throughout the year, along with the late-year deployment of two additional platform rigs in India and two high-specification land rigs in Papua New Guinea. Five land rigs will also be reactivated in Saudi Arabia in the second half of the year. Various other projects are pending and we believe the fourth quarter could approximate the $72 million this unit achieved in the fourth quarter of 2010. This portends strong results in 2012 with a full year of contributions from these rig startups. By the end of 2011 it appears that land rig supply/demand in international markets may well be approaching balance.
“Our Pressure Pumping operations were down materially at $43.7 million reflecting the impact of weather delays and cost increases, primarily for materials, repair parts and fuel, during the first quarter. We are implementing price increases and surcharges that should cover most of these increases going forward. Labor and training costs were also higher than usual, primarily related to hiring and training incremental crews for new equipment. Deployment of these spreads is now delayed by as much as two months, but all are still expected to be in service by the end of this year. Despite these near-term issues rates continue to increase and we are having considerable success in securing term contracts for a good portion of our fleet. Our first incremental spread will soon commence operations and we expect to deploy the remaining equipment at the rate of one spread per month.
“Our US Well-servicing unit posted a respectable $11 million despite approximately $1.7 million in weather-related losses. Rig hours increased significantly and, when coupled with recent price increases, should lead to steady improvement throughout the balance of the year. Our optimism is further bolstered by increased activity in this unit’s 24-hour rig operations and recent and prospective deliveries of 20 new 400 horsepower rigs in California. This unit will also take delivery of 150 new tanker trucks in the second half and has already received 400 of 1,000 additional frac tanks, all for use by its Fluids Management operations. We are also seeing market conditions that are more conducive to pricing improvement.
“Our US Offshore business posted a modest loss at $4 million compared to a more significant loss in the prior quarter. Two of our deepwater platform rigs have resumed operations and we remain cautiously optimistic regarding improving activity in the second half as additional customers have indicated that they expect to receive permits to resume operations in the not too distant future. In total we have had eight platform operations suspended for some time and a number of shallow-water projects postponed. Recently a few of our shallow-water rigs commenced operations, all on short-term commitments. We believe this situation will continue to improve slowly and by the end of this year we will have significantly improved visibility regarding the intermediate term outlook. Meanwhile we continue construction on two new 4,000 horsepower deepwater platform rigs. One of these will be sold to the customer and will be operated by Nabors under a long-term management contract. It will contribute slightly in 2011 and 2012, but the largest impact on our results will be in 2013 when both rigs should be operating for the full year.

“In Alaska we posted $11 million in operating income, somewhat lower than expected as a couple of key projects slipped into the second quarter. The outlook for this business remains challenging, but the prospects for a significantly improving market in 2012 and 2013 are becoming more tangible.
“Income in our Other Operating Segments was considerably lower than last quarter at $6.1 million despite seasonal highs in our Alaskan joint ventures. This was principally due to roughly $7 million in deferred income in Canrig due to delayed top drive shipments arising from a supply chain interruption. The issue has been resolved and we expect to complete the originally scheduled shipments in the next two quarters.
“In our Oil and Gas segment we have signed four separate agreements covering the sale of various portions of our Colombia holdings. All of these transactions either have closed or are expected to do so before the end of the second quarter. The combined proceeds to Nabors are expected to exceed $250 million. We still retain approximately 245,000 net acres in the Llanos Basin that will require further seismic activity and potentially some drilling to enhance its value.
“Our financial position remains strong and we have adequate resources to comfortably redeem the $1.4 billion in remaining convertible notes due on May 15, 2011 and still continue to take advantage of attractive investment opportunities. Last week we increased our revolving credit facilities to a total of $1.35 billion at very attractive rates giving us additional financial flexibility.
“It is becoming increasingly probable that the current uptick in nearly all of our businesses is sustainable. We believe that as the year progresses we will begin to demonstrate the powerful leverage that exists across all of our entities and that we will be in a position where each of our segments is improving simultaneously.”
The Nabors companies own and operate approximately 551 land drilling and approximately 750 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 38 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Company will host a conference call Wednesday, April 27, 2011 at 10:00 a.m. Central Time to discuss the results and its outlook in more detail. You may access a webcast of the call through Nabors’ website at www.nabors.com > Investor Relations > Events Calendar or via www.streetevents.com. The Company will also post a set of slides on its website in advance of the call in order to provide additional detail on its operations. For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2011	2010	2010
Revenues and other income:
Operating revenues	$1,381,279	$891,346	$1,317,999
Earnings (losses) from unconsolidated affiliates	16,274	7,642	4,928
Investment income (loss)	12,287	(2,557)	8,624

Total revenues and other income	1,409,840	896,431	1,331,551

Costs and other deductions:
Direct costs	858,371	505,197	775,313
General and administrative expenses	118,458	75,426	103,704
Depreciation and amortization	226,102	171,536	219,169
Depletion	3,573	5,027	2,297
Interest expense	73,924	66,769	74,009
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	6,029	20,367	6,262
Impairments and other charges (1)	—	—	137,832

Total costs and other deductions	1,286,457	844,322	1,318,586

Income (loss) from continuing operations before income taxes	123,383	52,109	12,965

Income tax expense (benefit):
Current	16,653	12,645	(42,837)
Deferred	21,654	(4,055)	4,869

Income tax expense (benefit)	38,307	8,590	(37,968)

Subsidiary preferred stock dividend	750	—	750

Income (loss) from continuing operations, net of tax	84,326	43,519	50,183
Income (loss) from discontinued operations, net of tax	(2,170)	(4,421)	1,591

Net income (loss)	82,156	39,098	51,774
Less: Net (income) loss attributable to noncontrolling interest	669	1,102	(1,293)

Net income (loss) attributable to Nabors	$82,825	$40,200	$50,481

Earnings (losses) per share: (2)
Basic from continuing operations	$.30	$.16	$.18
Basic from discontinued operations	$(.01)	$(.02)	$—

Basic	$.29	$.14	$.18

Diluted from continuing operations	$.29	$.16	$.17
Diluted from discontinued operations	$(.01)	$(.02)	$—

Diluted	$.28	$.14	$.17

Weighted-average number of common shares outstanding: (2)
Basic	286,114	284,672	285,443

Diluted	292,689	290,736	290,442

Adjusted income (loss) derived from operating activities (3)	$191,049	$141,802	$222,444

(1)	Represents impairments of oil and gas assets recorded for the three months ended December 31, 2010.

(2)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(3)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures are an accurate reflection of our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2011	2010
ASSETS
Current assets:
Cash and short-term investments	$730,307	$801,190
Accounts receivable, net	1,242,954	1,116,510
Assets held for sale	357,516	352,048
Other current assets	380,353	343,182

Total current assets	2,711,130	2,612,930
Long-term investments and other receivables	43,744	40,300
Property, plant and equipment, net	7,975,957	7,815,419
Goodwill	494,005	494,372
Investment in unconsolidated affiliates	300,425	267,723
Other long-term assets	365,147	415,825

Total assets	$11,890,408	$11,646,569

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,391,224	$1,379,018
Other current liabilities	839,368	775,362

Total current liabilities	2,230,592	2,154,380
Long-term debt	3,064,035	3,064,126
Other long-term liabilities	1,052,299	1,016,012

Total liabilities	6,346,926	6,234,518

Subsidiary preferred stock (1)	69,188	69,188

Equity:
Shareholders’ equity	5,459,905	5,328,162
Noncontrolling interest	14,389	14,701

Total equity	5,474,294	5,342,863

Total liabilities and equity	$11,890,408	$11,646,569

Cash, short-term and long-term investments (2)	$774,051	$841,490

Funded debt to capital ratio: (3)
- Gross	0.42 : 1	0.42 : 1
- Net of cash and investments	0.37 : 1	0.37 : 1
Interest coverage ratio: (4)	7.4 : 1	7.0 : 1

(1)	Represents preferred stock of Superior. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

(2)	The March 31, 2011 and December 31, 2010 amounts include $36.4 million and $32.9 million, respectively, in oil and gas financing receivables that were included in long-term investments and other receivables.

(3)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.

(4)	The interest-coverage ratio is a trailing 12-month quotient of the sum of income (loss) from continuing operations, net of tax, net income (loss) attributable to noncontrolling interest, subsidiary preferred stock dividends, interest expense, depreciation and amortization, depletion expense, impairments and other charges, income tax expense (benefit) less investment income (loss) divided by cash interest expense plus subsidiary preferred stock dividends. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2011	2010	2010
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$378,568	$271,497	$369,591
U.S. Land Well-servicing	150,256	97,991	122,687
Pressure Pumping (2)	257,859	—	259,684
U.S. Offshore	30,454	38,198	20,081
Alaska	41,315	49,794	40,119
Canada	172,443	115,556	127,186
International	262,477	245,344	292,722

Subtotal Contract Drilling (3)	1,293,372	818,380	1,232,070

Oil and Gas (4)	20,128	10,602	8,929
Other Operating Segments (5) (6)	121,383	95,513	123,239
Other reconciling items (7)	(37,330)	(25,507)	(41,311)

Total	$1,397,553	$898,988	$1,322,927

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$80,095	$60,286	$85,308
U.S. Land Well-servicing	11,123	7,185	12,132
Pressure Pumping (2)	43,715	—	54,664
U.S. Offshore	(3,977)	7,373	(5,142)
Alaska	11,019	13,957	11,252
Canada	38,992	14,882	16,572
International	35,497	53,579	71,814

Subtotal Contract Drilling (3)	216,464	157,262	246,600

Oil and Gas (4)	(770)	2,619	675
Other Operating Segments (5) (6)	6,138	6,890	10,003
Other reconciling items (8)	(30,783)	(24,969)	(34,834)

Total	191,049	141,802	222,444
Interest expense	(73,924)	(66,769)	(74,009)
Investment income (loss)	12,287	(2,557)	8,624
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(6,029)	(20,367)	(6,262)
Impairments and other charges (9)	—	—	(137,832)

Income (loss) before income taxes from continuing operations	$123,383	$52,109	$12,965

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	187.9	158.6	184.3
U.S. Offshore	8.0	12.0	6.5
Alaska	5.3	9.1	6.0
Canada	49.7	34.8	39.3
International (11)	99.6	88.3	102.1

Total rig years	350.5	302.8	338.2

Rig hours: (12)
U.S. Land Well-servicing	187,581	148,347	169,318
Canada Well-servicing	53,154	46,032	49,740

Total rig hours	240,735	194,379	219,058

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(1)	These segments include our drilling, well-servicing, fluid logistics and workover operations, on land and offshore.

(2)	Includes operating results of the Superior acquisition for the three months ended March 31, 2011 and December 31, 2010.

(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.2 million, $.1 million and $3.3 million for the three months ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $15.2 million, $4.5 million and $4.1 million for the three months ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.9 million, $3.0 million and $(2.5) million, for the three months ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents impairments and other charges recorded for the three months ended December 31, 2010.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years included our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.0 years, 2.5 years and 2.0 years during the three months ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2011	2010	2010
Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$84,326	$43,519	$50,183
Less: net (income) loss attributable to noncontrolling interest	669	1,102	(1,293)

Adjusted income (loss) from continuing operations, net of tax — basic	$84,995	$44,621	$48,890
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—

Adjusted income (loss) from continuing operations, net of tax — diluted	$84,995	$44,621	$48,890
Income (loss) from discontinued operations, net of tax	(2,170)	(4,421)	1,591

Adjusted net income (loss) attributable to Nabors	$82,825	$40,200	$50,481

Earnings (losses) per share:
Basic from continuing operations	$.30	$.16	$.18
Basic from discontinued operations	(.01)	(.02)	—

Total Basic	$.29	$.14	$.18

Diluted from continuing operations	$.29	$.16	$.17
Diluted from discontinued operations	(.01)	(.02)	—

Total Diluted	$.28	$.14	$.17

Shares (denominator):
Weighted-average number of shares outstanding-basic	286,114	284,672	285,443
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	6,575	6,064	4,999
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—

Weighted-average number of shares outstanding — diluted	292,689	290,736	290,442

(1)	Diluted earnings (losses) per share for the three months ended March 31, 2011 and 2010 and December 31, 2010 excluded any incremental shares issuable upon exchange of the 0.94% senior exchangeable notes due 2011. As of March 31, 2011, we have purchased approximately $1.3 billion par value of these notes in the open market, leaving approximately $1.4 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. These shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during the three months ended March 31, 2011 and 2010 and December 31, 2010.
For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 7,269,039 and 10,055,869 shares during the three months ended March 31, 2011 and 2010, respectively; and 13,693,063 shares during the three months ended December 31, 2010. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

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